UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2017

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 29, 2017, NeoPhotonics Semiconductor GK (the “Japanese Subsidiary”), an indirect wholly-owned Japanese subsidiary of NeoPhotonics Corporation (the “Company”), entered into a loan agreement and related special agreements (collectively, the “Loan Documents”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Bank”) that provides for a term loan in the aggregate principal amount of 690 million Japanese Yen (approximately $6.2 million) (the “Loan”).  The purpose of the Loan is to acquire mechanical equipment for the manufacture of products by the Japanese Subsidiary.  The Loan will be secured by the mechanical equipment acquired from the Loan proceeds.

The Loan is available from March 31, 2017 to March 30, 2018.  One million Japanese Yen (approximately $9,000) of the Loan was drawn on the closing date of March 31, 2017.

Interest on the Loan is based upon the annual rate of the monthly TIBOR rate (Tokyo Interbank Offered Rate) plus 1.00%.  The Loan requires monthly interest payments, along with the principal payments, over 72 months commencing in April 2018.

The Loan Documents contain customary representations and warranties and customary affirmative and negative covenants applicable to the Japanese Subsidiary, including, among other things, restrictions on cessation in business, management, mergers or acquisitions. The Loan Documents contain financial covenants relating to minimum net assets, maximum ordinary loss and a dividends covenant. The Loan Documents also include customary events of default, including but not limited to the nonpayment of principal or interest, violations of covenants, restraint on business, dissolution, bankruptcy, attachment, and misrepresentations. Upon an event of default, the Bank may, among other things, accelerate the Loans and foreclose on the collateral.

The foregoing description of the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the Loan Documents, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch
Date: April 4, 2017	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Chief Financial Officer and Senior Vice President